Exhibit 99.3

June 12, 2018

FOR ADDITIONAL INFORMATION

Media Ken Stammen Manager, Communications (614) 460-5544 kstammen@nisource.com	Investors Randy Hulen Vice President, Investor Relations (219) 647-5688 rghulen@nisource.com	Sara Macioch Manager, Investor Relations (614) 460-4789 smacioch@nisource.com

NiSource Announces Expiration and Final Results for its Cash Tender Offer

MERRILLVILLE, Ind. – NiSource Inc. (NYSE: NI) announced today the expiration and final results of the previously announced cash tender offer for any and all of NiSource’s outstanding 6.80% Notes due 2019, 5.45% Notes due 2020 and 6.125% Notes due 2022 (the “Notes”). The consideration to be paid in the tender offer for each series of Notes was previously announced on June 11, 2018.

The tender offer expired at 5:00 p.m., New York City time, on June 11, 2018 (the “Expiration Time”). The principal amount of each series of Notes that were validly tendered and not validly withdrawn in the tender offers as of the Expiration Time according to information provided by D.F. King & Co., Inc., the tender agent for the tender offers, is set forth in the table below.

Title of Security(1)	CUSIP / ISIN Number	Principal Amount Outstanding	Principal Amount Tendered(2)
6.80% Notes due 2019	65473QAT0 / US65473QAT04	$255,117,000	$70,005,000
5.45% Notes due 2020	65473QAR4 / US65473QAR48	$325,113,000	$106,032,000
6.125% Notes due 2022	65473QAV5 / US65473QAV59	$179,954,000	$32,999,000

(1)	Each series of Notes was originally issued as a debt security of the Company’s former wholly-owned finance subsidiary, NiSource Finance Corp. (“NiSource Finance”), and fully and unconditionally guaranteed by the Company. On November 30, 2017, in connection with the merger of NiSource Finance with and into the Company, the Company assumed all of the obligations of NiSource Finance with respect to the Notes, and the Notes became the debt securities of the Company.
(2)	Not including $1,000 in aggregate principal amount of 6.80% Notes due 2019 submitted pursuant to a Notice of Guaranteed Delivery, for which delivery must be made no later than 5:00 p.m., New York City time, on June 13, 2018.

Subject to the terms and conditions of the tender offer for the Notes, NiSource will accept for purchase any and all Notes validly tendered and not validly withdrawn at or prior to the Expiration Time pursuant to the tender offer. The settlement for the Notes validly tendered and not validly withdrawn at or prior to the Expiration Time and accepted for purchase by NiSource is expected to take place on June 12, 2018.

NiSource’s obligation to accept for purchase, and to pay for, any of the Notes validly tendered (and not validly withdrawn) at or prior to the Expiration Time and accepted for purchase pursuant to the tender offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase. As previously announced, on June 11, NiSource completed the separate private placements of $350 million of 3.650% Notes due 2023 and 400,000 shares, representing an aggregate liquidation preference of $400 million, of Preferred Stock. As a result, the “Financing Condition” described in the Offer to Purchase has been satisfied.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with the Financing Condition. The tender offer was made pursuant to the Offer to Purchase and a related Letter of Transmittal and Notice of Guaranteed Delivery, which set forth the terms and conditions of the tender offer. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended.

Credit Suisse Securities (USA) LLC served as the Dealer Manager for the offers. Questions regarding the offers should be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 325-2476 (collect). Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery may be obtained from D.F. King & Co., Inc. by telephone at (866) 342-1635 (toll-free) or for banks and brokers, at (212) 269-5550 (Banks and Brokers Only) or in writing at D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005.

Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are also available at the following web address: http://www.dfking.com/nisource.

About NiSource

NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource has approximately 8,000 employees.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. Many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. Examples of forward-looking statements in this press release include statements and expectations regarding NiSource’s or any of its subsidiaries’ business, performance, growth, commitments, investment opportunities, and planned, identified, infrastructure or utility investments. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially from the projections, forecasts, estimates, plans, expectations and strategy discussed in this press release include, among other things, NiSource’s debt obligations; any changes in NiSource’s credit rating; NiSource’s ability to execute its growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; NiSource’s ability to obtain expected financial or regulatory outcomes; any damage to NiSource’s reputation; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the success of NIPSCO’s electric generation strategy; the price of energy commodities and related transportation costs or an inability to obtain an adequate, reliable and cost-effective fuel supply to meet customer demands; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; potential incidents and other operating risks associated with our business; the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified work force; advances in technology; the ability of NiSource’s subsidiaries to generate cash; tax liabilities associated with the separation of Columbia Pipeline Group, Inc.; NiSource’s ability to manage new initiatives and organizational changes; the performance of third-party suppliers and service providers; the availability of insurance to cover all significant losses and other matters set forth in Item 1A, “Risk Factors” section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other filings with the Securities and Exchange Commission. NiSource expressly disclaims any duty to update, supplement or amend any of its forward-looking statements contained in this press release, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

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